Exhibit H(46)

AMENDMENT ONE TO RULE 12d1-4

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AMENDMENT, dated as of August 1, 2025 (the “Amendment”), to the Rule 12d1-4 Fund of Funds Investment Agreement, effective as of January 19, 2022 (the “Agreement”), is entered is made among MassMutual Select Funds and MML Series Investment Fund, on behalf of each of their series listed in Schedule A, severally and not jointly (each, an “Acquiring Fund”), and each trust identified on Schedule B, on behalf of itself and its respective series identified on Schedule B, severally and not jointly (each, an “Acquired Fund” and together with the Acquiring Funds, the “Funds”).

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1) in reliance Rule 12d1-4 under the Investment Company Act of 1940, as amended (the “Rule”), subject to certain conditions of the Rule; and

WHEREAS, pursuant to Section 6(d) of the Agreement, the parties seek to amend Schedule B of the Agreement.

NOW, THERFORE, the parties hereby agree to amend the Agreement as follows:

1.	Schedule B of the Agreement is deleted and replaced with the attached Schedule B
2.	All other provisions of the Agreement shall remain in full force and effect.
3.	Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Agreement.
4.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. The parties hereto consent to the use of electronic or digital technology for the execution of this Amendment, and that delivery of the executed Amendment or counterpart of the Amendment by facsimile, e-mail transmission via portable document format (.pdf), Docusign, or other electronic means will be equally effective and binding as delivery of a manually executed Amendment or counterpart or the Amendment.
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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

AIM Variable Insurance Funds (Invesco Variable Insurance Funds), on behalf of itself and its respective Acquired Funds listed on Schedule B, Severally and Not Jointly

	/s/ Sean Ryan	Assistant Secretary
Name of Authorized Signer	Sean Ryan	Title

AIM Investment Funds (Invesco Investment Funds), on behalf of itself and its respective Acquired Funds listed on Schedule B, Severally and Not Jointly

	/s/ Sean Ryan	Assistant Secretary
Name of Authorized Signer	Sean Ryan	Title

AIM Investment Securities Funds (Invesco Investment Securities Funds), on behalf of itself and its respective Acquired Funds listed on Schedule B, Severally and Not Jointly

	/s/ Sean Ryan	Assistant Secretary
Name of Authorized Signer	Sean Ryan	Title

MassMutual Select Funds, on behalf of its respective Acquiring Funds listed on Schedule A, Severally and Not Jointly

	/s/ Renée Hitchcock	CFO and Treasurer
Name of Authorized Signer	Renée Hitchcock	Title

MML Series Investment Fund, on behalf of its respective Acquiring Funds listed on Schedule A, Severally and Not Jointly

	/s/ Renée Hitchcock	CFO and Treasurer
Name of Authorized Signer	Renée Hitchcock	Title
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SCHEDULE B

Underlying Trusts and Acquired Funds

Underlying Trusts	Acquired Funds
AIM Variable Insurance Funds (Invesco Variable Insurance Funds)	Invesco V.I. Global Strategic Income Fund
AIM Investment Funds (Invesco Investment Funds)	Invesco Global Strategic Income Fund Invesco International Bond Fund
AIM Investment Securities Funds (Invesco Investment Securities Funds)	Invesco Real Estate Fund
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